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Exhibit 10.10 - Amendment to Letter Agreement with Roy E. Parrot

JUNE 23, 2000



Roy E. Parrott
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, MI  48170-2429

         Re:      Change in Control Agreement Modification

Dear Mr. Parrott:

      As you are aware, the Board of Directors of Simpson Industries, Inc. (the "Company") previously determined that you should be protected in the event of a Change in Control of the Company, and you received a letter from me dated September 12, 1989 setting forth the terms of compensation that you would receive if your employment is terminated pursuant to a Change in Control (the "Agreement"). Recently, the Board of Directors reviewed the terms of the Company's Change in Control provisions, which have been in effect for a long period of time, and concluded that the individual agreements should be updated to reflect the current economic environment. For purposes of this letter, "Change in Control" has the same definition as set forth in Section 3 of your Agreement.

      This letter is intended to constitute an amendment to your Agreement and describes certain changes in the benefits that will be provided to you if your employment is terminated pursuant to a Change in Control. Unless specifically addressed in this letter, the terms in your Agreement will remain unchanged.

      1. Subsection (iii)(B) of Section 5 - Compensation upon Termination or During Disability is amended and restated in its entirety to read as follows:

                  (iii) (B) You shall be entitled to receive as severance pay
            (a) a lump sum payment to be made within 30 days of your Date of Termination in an amount equal to 36 months of your base monthly compensation, as in effect on the Date of Termination, plus the average of the actual short-term incentive bonus payments made to you during the two years prior to the Date of Termination, divided by 12 and multiplied by 36, reduced by applicable income and employment tax withholding requirements; (b) full benefits for up to 36 months under each employee welfare benefit plan in which you were entitled to participate immediately prior to the Date of Termination, with the health and dental continuation coverage to run concurrently with your COBRA rights; (c) vesting credit for up to 36 months under the Company's Supplemental Executive Retirement Plan; and (d) 100% vesting in all outstanding stock options that were granted to you prior to the Change in Control under any of the Company's stock plans.

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      2.    Subsection (iv) of Section 5 - Compensation upon Termination or
            During Disability is amended and restated in its entirety to read as follows:

                  (iv) Notwithstanding the foregoing, no benefits shall be
            provided under subsection (iii) to the extent that they would (a) disqualify an employee benefit plan under the Internal Revenue Code of 1986, as amended (the "Code"); (b) cause an employee benefit plan to violate the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or (c) be denied by the insurance carrier that provides such coverage to the Company. Health and dental benefits shall cease upon eligibility through another employer's plan.

      3. Subsection (v) shall be added to Section 5 - Compensation upon Termination or During Disability to read as follows:

                  (v) Payments under this Agreement, when aggregated with any other "golden parachute" amounts (defined under Section 280G of the Code as compensation that becomes payable or accelerated due to a Change in Control) payable under this Agreement or any other plans, agreements or policies of the Company, shall not be subject to the golden parachute caps under Sections 280G and 4999 of the Code. To the extent that the amount of aggregate parachute payments provided to you by the Company or the Company's employee benefits plans equals or exceeds the golden parachute cap set forth in Code Sections 280G and 4999, the Company shall pay you the additional compensation as is necessary (after taking into account all Federal, state and local income taxes payable by you as a result of the receipt of such compensation) to place you in the same after-tax position as you would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The Company shall pay such additional compensation at the time when the Company withholds such excise tax from any payments to you. The calculation of the tax gross-up shall be approved by the independent certified public accounting firm that was used by the Company immediately prior to the Change in Control.

      4. Section 10 - Arbitration is amended and restated in its entirety to read as follows:

                  10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except as set forth in Section 11 below), shall be settled exclusively by arbitration in Oakland County, Michigan in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of this Agreement. The parties to this Agreement hereby acknowledge that with arbitration as the exclusive remedy with respect to any grievance hereunder (except as set forth in Section 11

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            below), neither party has the right to resort to any Federal, state or local court or administrative agency concerning breaches of this Agreement (except as set forth in Section 11 below), and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any Federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as set forth herein. The decision of the arbitrator shall be final and enforceable in any court of competent jurisdiction.

      5. Section 11 - Covenant Not to Compete shall be added to the Agreement to read as follows:

            11. Covenant Not to Compete.

                  (i) During the term of your employment with the Company and for a period of 36 months after your termination of employment with the Company for any reason, or for such shorter period as the Company may agree in writing, you shall not directly or indirectly engage in any activity, whether on your own behalf or as an employee, consultant or independent contractor of any other person or entity which competes with the Company within North America for the development, production or sale of any product, material or process to be sold, produced or used by the Company during the course of your employment with the Company, including any product, material or process which may be under development by the Company during the course of your employment with the Company and of which you have, or hereafter may gain, knowledge.

                  (ii) You agree that the covenant not to compete set forth above shall not impose undue hardship on you and is reasonable in both geographic scope and duration in view of: (a) the Company's legitimate interest in protecting proprietary information, the disclosure of which to the Company's competitors would substantially and unfairly impair the Company's ability to compete in the marketplace or substantially and unfairly benefit the Company's competitors; (b) the specialized training and experience that continues to be provided to you by the Company in the course of your employment with the Company; (c) the fact that the services rendered by you on behalf of the Company are specialized, unique and extraordinary; (d) the fact that the Company directly competes within North America in the sale, production and development of products, materials and


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                        processes; and (e) the good and valuable consideration
                        provided to you by the Company.

                  (iii) During the term of your employment with the Company and for a period of 36 months after your termination of employment with the Company for any reason, you shall not employ, hire, solicit, induce, or attempt to employ, hire, solicit, or induce for employment, directly or indirectly any employee(s) of the Company to leave his or her employment and become an employee, consultant or representative of any other entity, including but not limited to you or your new employer, if any.

                  (iv) The covenant not to compete set forth herein is of a special, unique, extraordinary and intellectual character, which gives the Company a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law. A breach by you of the covenant not to compete shall cause the Company great and irreparable injury and damage. Therefore, the Company will be entitled to injunctive relief, specific performance and other equitable relief to prevent your breach of the covenant not to compete. This subsection shall not, however, be construed to constitute a waiver of any of the rights which the Company may have for damages or otherwise.

                  (v) This covenant not to compete inures to the benefit of the Company and any successors and assigns of the Company.

      To confirm your acceptance of the terms of this letter as a valid modification to your Agreement, kindly sign and return to the Company the enclosed copy of this letter.

                                                        Sincerely,

                                                        SIMPSON INDUSTRIES, INC.

                          By:
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                          F. Lee Weaver, Chair, Compensation Committee

Agreed to this 23rd day of June, 2000


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Roy E. Parrott